   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1998

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                        SECURITY CAPITAL PACIFIC TRUST
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

              MARYLAND                                74-6056896
       (STATE OF ORGANIZATION)              (I.R.S. EMPLOYER IDENTIFICATION
                                                        NUMBER)

                           7670 SOUTH CHESTER STREET
                           ENGLEWOOD, COLORADO 80112
                                (303) 708-5959
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                               JEFFREY A. KLOPF
                                   SECRETARY
                           7670 SOUTH CHESTER STREET
                           ENGLEWOOD, COLORADO 80112
                                (303) 708-5959
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ---------------

                              COPY OF SERVICE TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                           PROPOSED
                                            PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
     SECURITY TO BE           TO BE      OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED           REGISTERED    PER SHARE(1)     PRICE(1)         FEE
------------------------------------------------------------------------------------
 Common Shares of
  Beneficial Interest,
  par value $1.00 per       2,000,000
  share.................      shares        $23.625      $47,250,000      $13,939
------------------------------------------------------------------------------------

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(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c), based on the average of the high and low sales prices on January 13, 1998.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 21, 1998

PROSPECTUS

                         SECURITY CAPITAL PACIFIC TRUST

               1998 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

  Security Capital Pacific Trust ("PTR") has established the 1998 Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan is designed to provide participants with a convenient and economical method to purchase common shares of beneficial interest, par value $1.00 per share ("Common Shares"), of PTR and to reinvest all or a portion of their cash distributions in additional Common Shares. The Plan will be administered by The Chase Manhattan Bank, or any successor bank or trust company as may from time to time be designated by PTR (the "Agent"). Certain of the administrative support to the Agent may be performed by ChaseMellon Shareholder Services, L.L.C., a registered transfer agent.

  The Plan provides holders of record of Common Shares (the "Shareholders") an opportunity to automatically reinvest all or a portion of their cash distributions received on Common Shares in additional Common Shares as well as to make optional cash payments to purchase Common Shares. Persons who are not already Shareholders of PTR may also purchase Common Shares under the Plan through optional cash payments.

  The Agent will buy, at PTR's option, newly issued Common Shares directly from PTR or Common Shares in the open market or in negotiated transactions with third parties. Common Shares purchased directly from PTR under the Plan may be priced at a discount from market prices at the time of the investment (determined in accordance with the Plan) ranging from 0% to 5%, which may be adjusted in PTR's sole discretion. See "Description of the Plan, Question 17."

  The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "PTR". To ensure that PTR maintains its qualification as a real estate investment trust ("REIT"), ownership by any person is limited to 9.8% of the outstanding Common Shares and preferred shares of beneficial interest of PTR, with certain exceptions. See "Description of the Plan, Question 39."

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                The date of this Prospectus is            , 1998

                        SECURITY CAPITAL PACIFIC TRUST

  PTR is a real estate operating company focused on acquiring, developing, owning and operating multifamily communities in the western United States. PTR believes that it distinguishes itself from its competition by being the only company in its target market which combines all of the following:

    1. A disciplined investment strategy based on proprietary research which identifies high growth markets and submarkets with attractive long-term demand and supply fundamentals for PTR's multifamily communities;

    2. Development experience and proven capability to deliver consistent, state-of-the-art multifamily communities which meet renter preferences and demographic trends;

    3. A focus on moderate income product which serves one of the largest segments of the renter population and which PTR believes has very attractive operating characteristics;

    4. An investment strategy which allows PTR to redeploy its invested capital and maximize the growth in cash flow generated by PTR's operating multifamily communities; and

    5. An organization of 287 professionals in 15 offices which combines local market expertise with broad operating company experience.

  The cornerstone of PTR's growth strategy is its commitment to fundamental real estate research, allowing PTR to redeploy its capital into markets, products and new business opportunities which PTR believes have the greatest potential for long-term cash flow growth. Management believes that this unique, research-driven strategy will continue to allow PTR to produce attractive long-term returns for its shareholders.

  PTR was organized in 1963 as a real estate investment trust under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112, and its telephone number is (303) 708-5959.

                            DESCRIPTION OF THE PLAN

  The following questions and answers describe the Plan.

PURPOSES AND ADVANTAGES

1. WHAT ARE THE PURPOSES OF THE PLAN?

  The purposes of the Plan are to provide participants with a simple and convenient method of investing in Common Shares without payment of any brokerage commissions, service charges or other expenses (except with respect to optional cash payments if the Common Shares are purchased in the open market). In addition, Common Shares purchased directly from PTR under the Plan may be purchased at a discount from market prices at the time of the investment ranging from 0% to 5%, as described in Question 17.

2. HOW MAY SHAREHOLDERS PURCHASE COMMON SHARES UNDER THE PLAN?

  Shareholders may: (i) have cash distributions received on all or a portion of the Common Shares registered in their name (up to a maximum quarterly amount of 300,000 Common Shares (the "Distribution Limit"), which Distribution Limit may be changed at any time in PTR's sole discretion, unless PTR approves reinvestment on a greater number of Common Shares, as described in Question 9) automatically reinvested in additional Common Shares; (ii) continue to receive cash distributions on Common Shares registered in their name and purchase Common Shares by making optional cash payments of not less than the minimum amount (the "Minimum Amount") (initially $200) nor more than the maximum amount (the "Maximum Amount") (initially $5,000) per month (except in cases covered by a Request for Waiver, as described in Question 13), which Minimum Amount and Maximum Amount may be changed at any time in PTR's sole discretion; or (iii) invest both cash distributions and optional cash payments. Beneficial owners of Common Shares registered in the name of a broker, bank or other nominee or trustee may participate in the distribution reinvestment portion of the Plan either by having their Common Shares transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf.

3. HOW MAY PERSONS WHO ARE NOT ALREADY SHAREHOLDERS PURCHASE COMMON SHARES UNDER THE PLAN?

  Persons who are not already Shareholders may purchase Common Shares under the Plan by making optional cash payments of not less than the Minimum Amount (initially $200) nor more than the Maximum Amount (initially $5,000) per month (except in cases covered by a Request for Waiver, as described in Question
13), which Minimum Amount and Maximum Amount may be changed at any time in PTR's sole discretion.

4. WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF PARTICIPATION IN THE PLAN?

  Participants in the Plan receive full investment of their distributions and optional cash payments because they are not required to pay brokerage commissions or other expenses in connection with the purchase of Common Shares under the Plan (except with respect to optional cash payments if the Common Shares are purchased in the open market) and because the Plan permits fractional Common Shares as well as whole Common Shares to be purchased. Also, Common Shares purchased directly from PTR under the Plan may be purchased at a discount from market prices at the time of the investment ranging from 0% to 5%, as described in Question 17. In addition, distributions on all whole and fractional Common Shares purchased under the Plan (other than Common Shares purchased pursuant to Requests for Waiver, unless the participant has elected to reinvest distributions received on those Common Shares) are automatically reinvested in additional Common Shares (subject to the Distribution Limit). Participants also avoid the necessity for safe-keeping certificates representing the Common Shares purchased pursuant to the Plan and have increased protection against loss, theft or destruction of those certificates. Furthermore, certificates for underlying Common Shares may be deposited for safe-keeping as described in Question 24. A regular statement for each account provides the participant with a record of each transaction.

  The Plan has certain disadvantages as compared to purchases of Common Shares through brokers or otherwise. No interest will be paid by PTR or the Agent on distributions held pending reinvestment or on any optional cash payments. The Agent, not the participant, determines the timing of investments, as described in Question 16. Accordingly, the purchase price for the Common Shares may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction, and the actual number of shares acquired by the participant will not be known until after the Common Shares are purchased by the Agent, as described in Question 18. Optional cash payments of less than the Minimum Amount may be returned to the participant, and the portion of any optional cash payment which exceeds the Maximum Amount may be returned to the participant if the participant did not obtain PTR's prior approval pursuant to a Request for Waiver or if the Threshold Price is not met, as described in Question 13. Any discount from market prices at the time of the investment on Common Shares purchased under the Plan (as described in Question 17) may create additional taxable income to the participant, and commissions paid by PTR in connection with the reinvestment of distributions if the Common Shares are purchased in the open market will be taxable income to the participant, as described under "Federal Income Tax Considerations Relating to the Plan."

ELIGIBILITY AND PARTICIPATION

5. WHO IS ELIGIBLE TO BECOME A PARTICIPANT?

  Any person who has reached the age of majority in his or her state of residence is eligible to participate in the Plan through optional cash payments. In addition, any Shareholder who has reached the age of majority may elect to participate in the distribution reinvestment portion of the Plan. If a beneficial owner has Common Shares registered in a name other than his or her own, such as that of a broker, bank or other nominee or trustee, the beneficial owner may be able to arrange for that entity to handle the reinvestment of distributions. Shareholders should consult directly with the entity holding their Common Shares to determine if they can enroll in the Plan. If not, the Shareholder should request his or her broker, bank or other nominee or trustee to transfer some or all of the Common Shares into the beneficial owner's own name in order to participate directly.

  Shareholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters.

6. HOW DOES AN ELIGIBLE PERSON BECOME A PARTICIPANT?

  An eligible person may elect to become a participant in the Plan at any time, subject to PTR's right to modify, suspend, terminate or refuse participation in the Plan. To become a participant, complete an Authorization Form and mail it to the Agent in care of ChaseMellon Shareholder Services, P.O. Box 3338, South Hackensack, New Jersey 07606-1938. Authorization Forms may be requested by calling, toll free, 1-800-842-7629.

7. WHAT DOES THE AUTHORIZATION FORM PROVIDE?

  The Authorization Form authorizes the Agent to apply any optional cash payments made by the participant and/or distributions received on Common Shares registered in the participant's name, less applicable fees, to the purchase of Common Shares for the participant's account under the Plan. The Authorization Form offers the following investment options:

  . Full distribution reinvestment. To reinvest automatically all cash distributions received on all Common Shares registered in the participant's name (subject to the Distribution Limit).

  . Partial distribution reinvestment. To reinvest automatically only the cash distributions received on a specified number of Common Shares registered in the participant's name (subject to the Distribution Limit) and to receive distributions on any remaining Common Shares in cash.

  . Optional cash payments. To make optional cash payments of not less than the Minimum Amount (initially $200) nor more than the Maximum Amount (initially $5,000) per month to purchase Common Shares.

  In addition, the Authorization Form provides participants with the option of depositing certificates for Common Shares with the Agent for safe-keeping, as described in Question 24. Finally, the Authorization Form provides that a participant may make optional cash payments by automatic debit from the participant's bank account.

  A participant may change his or her election by completing and signing a new Authorization Form and returning it to the Agent. Any election or change of election concerning the reinvestment of distributions must be received by the Agent at least one Trading Day prior to the record date for the distribution payment in order for the election or change to become effective with that distribution. (A "Trading Day" means a day on which the NYSE is open for business.) If a participant signs and returns an Authorization Form without checking a desired option, or checks a partial distribution reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full distribution reinvestment option (subject to the Distribution Limit).

  REGARDLESS OF WHICH METHOD OF PARTICIPATION IS SELECTED, ALL CASH DISTRIBUTIONS PAID ON WHOLE OR FRACTIONAL COMMON SHARES PURCHASED PURSUANT TO THE PLAN (OTHER THAN COMMON SHARES PURCHASED PURSUANT TO REQUESTS FOR WAIVER, UNLESS THE PARTICIPANT HAS ELECTED TO REINVEST DISTRIBUTIONS RECEIVED ON THOSE COMMON SHARES) WILL BE REINVESTED AUTOMATICALLY (SUBJECT TO THE DISTRIBUTION LIMIT).

REINVESTMENT OF DISTRIBUTIONS

8. WHEN WILL DISTRIBUTIONS BE REINVESTED?

  If a properly completed Authorization Form specifying "full distribution reinvestment" or "partial distribution reinvestment" is received by the Agent at least one Trading Day prior to the record date established for a particular distribution payment, reinvestment of distributions will begin with that distribution payment. If the Authorization Form is received after one Trading Day prior to the record date established for a particular distribution payment, that distribution will be paid in cash and reinvestment of distributions will not begin until the next succeeding distribution payment. A distribution record date normally precedes the payment of distributions by approximately two weeks. A schedule of the anticipated record dates for the 1998 and 1999 distribution payments is set forth on Appendix A, subject to change at PTR's discretion. (For future periods, PTR will provide participants a schedule of the relevant record dates.)

9. WHAT LIMITATIONS APPLY TO REINVESTMENT OF DISTRIBUTIONS?

  Reinvestment of distributions is subject to a maximum quarterly Distribution Limit of the number of Common Shares on which dividends may be reinvested (initially 300,000 Common Shares), which may be changed at any time in PTR's sole discretion. For purposes of this limitation, all Plan accounts under common control or management of a participant will be aggregated. In addition, participants may not acquire more than 9.8% of the outstanding Common Shares and preferred shares of beneficial interest of PTR, as described in Question
39. Reinvestment of distributions in excess of the Distribution Limit may be made by a participant only with PTR's prior approval. This approval must be obtained each quarter prior to the relevant record date. Participants interested in investing distributions in excess of the Distribution Limit should contact PTR's Share Purchase Plan Representative at (303) 709-5959.

OPTIONAL CASH PAYMENTS

10. WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

  Any person who has submitted a signed Authorization Form is eligible to make optional cash payments, whether or not the person is already a Shareholder, subject to PTR's right to modify, suspend, terminate or refuse participation in the Plan. Shareholders may make optional cash payments whether or not they have also elected to reinvest distributions received on Common Shares registered in their name.

11. HOW DOES THE OPTIONAL CASH PAYMENT OPTION WORK?

  Each participant may purchase additional Common Shares by sending optional cash payments to the Agent at any time and the amount of each cash payment may vary. Participants have no obligation to make any cash payments. Participants may make an optional cash payment by sending to the Agent (i) a check or money order made payable to Chase Manhattan Bank or an authorization to debit the participant's bank account or, if the optional cash payment is being made pursuant to a Request for Waiver which has been granted by PTR, a wire transfer to the account of the Agent, as specified in the Request for Waiver, and (ii) if the participant is enrolling, a completed Authorization Form or, if the participant is already enrolled, an Optional Cash Payment Form, which will be attached to each statement of account sent to the participant.

  The Agent will apply any optional cash payments received from a participant before the close of business on the Trading Day prior to the beginning of the relevant Investment Period to the purchase of Common Shares for the account of the participant, as described in Question 12.

  Optional cash payments must be in United States dollars. DO NOT SEND CASH. All checks for optional cash payments in excess of the Maximum Amount pursuant to a Request for Waiver which has been granted by PTR will not be invested until the funds have been collected. Checks not drawn on a United States bank are subject to collection fees and will not be invested until the funds have been collected.

12. WHEN WILL OPTIONAL CASH PAYMENTS RECEIVED BY THE AGENT BE INVESTED?

  Common Shares to be purchased by the Agent directly from PTR pursuant to optional cash payments will be purchased on an "Investment Date." The "Investment Period" is a period of ten Trading Days, where, in the case of optional cash payments not exceeding the Maximum Amount, the last Trading Day of the Investment Period is the Investment Date and where, in the case of optional cash payments exceeding the Maximum Amount pursuant to a Request for Waiver which has been granted by PTR, each Trading Day of the Investment Period is an Investment Date. A schedule of the anticipated Investment Period dates for 1998 and 1999 is set forth on

Appendix A, subject to change at PTR's discretion. (For future periods, PTR will provide participants a schedule of the relevant dates.) Accordingly, for optional cash payments not exceeding the Maximum Amount, the entire investment will be made on the Investment Date which is the last Trading Day of the Investment Period. For optional cash payments exceeding the Maximum Amount pursuant to a Request for Waiver which has been granted by PTR, 1/10 of the investment will be made on each Investment Date of the Investment Period.

  Common Shares to be purchased by the Agent on the open market or in negotiated transactions with third parties pursuant to optional cash payments will begin on the last Investment Date of the relevant Investment Period and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations.

  NO INTEREST WILL BE PAID ON FUNDS HELD BY THE AGENT PENDING INVESTMENT.

13. WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

  Each optional cash payment is subject to a minimum calendar month purchase limit of the Minimum Amount (initially $200) and a maximum calendar month purchase limit of the Maximum Amount (initially $5,000), both of which may be changed at any time in PTR's sole discretion. For purposes of these limitations, all Plan accounts under the common control or management of a participant will be aggregated. Optional cash payments of less than the Minimum Amount and the portion of any optional cash payment which exceeds the Maximum Amount, unless that limit has been waived by PTR pursuant to a Request for Waiver, may be returned to the participant without interest. Participants may make optional cash payments of up to the Maximum Amount each calendar month without the prior approval of PTR, subject to PTR's right to modify, suspend, terminate or refuse participation in the Plan in its sole discretion.

  Optional cash payments in excess of the Maximum Amount may be made by a participant only upon acceptance by PTR of a written Request for Waiver by that participant. No pre-established maximum limit applies to optional cash payments which may be made pursuant to a Request for Waiver; however, participants may not acquire more than 9.8% of the outstanding Common Shares and preferred shares of beneficial interest of PTR, as described in Question 39. Acceptance of a Request for Waiver with respect to the amount of the optional cash payment must be obtained each calendar month before the beginning of the relevant Investment Period. Participants interested in making optional cash payments in excess of the Maximum Amount can obtain a Request for Waiver by contacting PTR's Share Purchase Plan Representative at (303) 708-5959, and completed Requests for Waivers should be mailed or faxed to: Security Capital Pacific Trust, 7670 South Chester Street, Englewood, Colorado 80112, Fax: (303) 708-5999, Attention: Share Purchase Plan Representative.

  A Request for Waiver will be considered on the basis of a variety of factors, which may include: PTR's current and projected capital requirements, alternatives available to PTR to meet those requirements, prevailing market prices for the Common Shares and other securities of PTR, general economic and market conditions, expected aberrations in the price or trading volume of PTR's securities, the number of shares held by the participant submitting the Request for Waiver, the aggregate amount of optional cash payments for which Requests for Waiver have been submitted and the administrative constraints associated with granting Requests for Waiver. In addition to the considerations described above for evaluation of Requests for Waiver, any request may be denied if PTR believes the investor is making excessive optional cash payments through multiple shareholder accounts, is engaging in arbitrage activities such as "flipping" or is otherwise engaging in activities under the Plan in a manner which is not in the best interest of PTR or which may cause the participant to be treated as an underwriter under the federal securities laws. Persons who acquire Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities which would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). PTR will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant in the Plan, nor will PTR enter into any agreement with any such person regarding that person's purchase of those shares or any resale or distribution thereof. If Requests for Waiver are submitted for any calendar month for an aggregate amount in excess of the amount PTR is willing to accept, PTR may honor those requests in order of receipt, pro rata or by any other method which PTR determines to be appropriate. Grants of Requests for Waivers will be made in PTR's sole discretion and may be revoked by PTR in its sole discretion at any time until the close of business on the Trading Day prior to the beginning of the relevant Investment Period.

  Unless it waives its right to do so, PTR may establish from time to time a minimum price (the "Threshold Price"), which applies only to the investment of optional cash payments in excess of the Maximum Amount made pursuant to a Request for Waiver. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Shares on the NYSE for each Trading Day of the Investment Period must equal or exceed. If no sales occur on any Trading Day of an Investment Period, the average of the high and low sale prices of the Common Shares on that Trading Day will be assumed to be less than the Threshold Price. PTR reserves the right to change the Threshold Price at any time until the close of business on the third Trading Day prior to the beginning of the Investment Period, as set forth on Appendix A. The Threshold Price will be determined in PTR's sole discretion after a review of current market conditions and other relevant factors.

  If the Threshold Price is not satisfied for a Trading Day in the Investment Period, then no investment will occur on that Investment Date. For each Trading Day on which the Threshold Price is not satisfied, 1/10 of each optional cash payment made by a participant pursuant to a Request for Waiver will be returned to that participant, without interest, as soon as practicable after the end of the relevant Investment Period. For example, if the Threshold Price is not satisfied for two of the ten Trading Days in an Investment Period, 2/10 of each participant's optional cash payment made pursuant to a Request for Waiver will be returned to that participant by check (or by wire transfer, if payment was received by wire transfer), without interest, as soon as practicable after the end of the relevant Investment Period. The Agent expects to send payments within five to ten Trading Days after the end of the relevant Investment Period. This return procedure will apply only when shares are purchased by the Agent directly from PTR. Only optional cash payments in excess of the Maximum Amount are affected by the return procedure and the Threshold Price provision described above. All other optional cash payments will be made without regard to the Threshold Price provision. For any Investment Period, PTR may waive its right to set a Threshold Price for optional cash payments in excess of the Maximum Amount. Setting a Threshold Price for an Investment Period will not affect the setting of a Threshold Price for any subsequent Investment Period. Participants may obtain the Threshold Price applicable to the next Investment Period by telephoning PTR's Share Purchase Plan Representative at (303) 708-5959.

14. MAY OPTIONAL CASH PAYMENTS BE RETURNED TO A PARTICIPANT?

  Optional cash payments received by the Agent will be returned to a participant upon written request received by the Agent before the close of business on the Trading Day prior to the beginning of the Investment Period. Optional cash payments of less than the Minimum Amount (initially $200) may be returned by check, without interest, as soon as practicable after the end of the relevant Investment Period. Additionally, the portion of each optional cash payment which exceeds the Maximum Amount (initially $5,000) may be returned by check (or by wire transfer, if payment was received by wire transfer), without interest, as soon as practicable after the end of the relevant Investment Period if a Request for Waiver is not granted or is revoked or if the relevant Threshold Price is not met, as described in Question 13. Each optional cash payment may be returned to the participant in certain other circumstances, as described in Question 13.

PURCHASES

15. WHAT IS THE SOURCE OF COMMON SHARES PURCHASED UNDER THE PLAN?

  Purchases of Common Shares by the Agent for the Plan may be made, at PTR's option, either (i) directly from PTR out of its authorized but unissued Common Shares or (ii) in the open market or in negotiated transactions with third parties. Initially, PTR anticipates that the Common Shares will be purchased by the Agent for the Plan directly from PTR, but this may change from time to time at PTR's election.

16. WHEN WILL COMMON SHARES BE PURCHASED FOR A PARTICIPANT'S ACCOUNT?

  Purchases of Common Shares directly from PTR will be made on the relevant distribution payment date or on the relevant Investment Date or Dates. Purchases in the open market will begin on the relevant distribution payment date or on the last Investment Date of the relevant Investment Period and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of Common Shares, if any, to be purchased on any day or at any time on that day, the prices paid for those Common Shares, the markets on which the purchases are made and the persons (including brokers and dealers) from or through which the purchases are made, will be determined by the Agent or the broker selected by it for that purpose. Neither PTR nor the Agent will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), prevent the purchase of Common Shares or interfere with the timing of the purchases. The Agent may purchase Common Shares in advance of a distribution payment date or Investment Date for settlement on or after that date.

  Notwithstanding the above, funds will be returned to participants if not used to purchase Common Shares (i) within 35 days of receipt of optional cash payments or (ii) within 30 days of the distribution payment date for distribution reinvestments.

  In making purchases for a participant's account, the Agent may commingle the participant's funds with those of other participants in the Plan.

17. WHAT IS THE PURCHASE PRICE OF COMMON SHARES PURCHASED BY PARTICIPANTS UNDER THE PLAN?

  When Common Shares are purchased directly from PTR, there are three types of discounts which may be available to participants. First, Common Shares purchased directly from PTR under the Plan in connection with the reinvestment of distributions may be purchased at a discount of 0% to 5% (the "Distribution Reinvestment Discount") from the average of the high and low sale prices of the Common Shares on the NYSE on the distribution payment date, as set forth on Appendix A.

  Second, Common Shares purchased directly from PTR under the Plan in connection with optional cash payments of not more than the Maximum Amount (initially $5,000) per month may be purchased at a discount of 0% to 5% (the "Optional Cash Payment Discount") from the average of the high and low sale prices of the Common Shares on the NYSE on the relevant Investment Date.

  Third, PTR may establish a different discount, ranging from 0% to 5% (the "Waiver Discount") from the average of the daily high and low sale prices of the Common Shares on the NYSE for each of the ten Investment Dates of the relevant Investment Period, regarding Common Shares purchased directly from PTR in connection with optional cash payments exceeding the Maximum Amount and approved by PTR pursuant to a Request for Waiver, as described in Question 13.

  The Distribution Reinvestment Discount, the Optional Cash Payment Discount and the Waiver Discount, if any, are subject to change from time to time or discontinuance in PTR's sole discretion, without prior notice to participants, at any time before the close of business on the third Trading Day prior to the distribution payment date or the beginning of the Investment Period, as set forth on Appendix A. Participants may obtain the Distribution Reinvestment Discount and the Optional Cash Payment Discount applicable to the next distribution payment date or Investment Period by telephoning ChaseMellon Shareholder Services at 1-800-461-9257. Participants may obtain the Waiver Discount applicable to the next Investment Period by telephoning PTR's Share Purchase Plan Representative at (303) 708-5959.

  PTR may change its determination that Common Shares will be purchased by the Agent directly from PTR and instead determine that Common Shares will be purchased by the Agent in the open market or in negotiated transactions, without prior notice to participants. The price of Common Shares purchased in the open market or in negotiated transactions with third parties with either reinvested cash distributions or optional cash payments will be the weighted-average cost (including any trading fees or commissions with respect to Common Shares purchased pursuant to optional cash payments) for all Common Shares purchased under the Plan in connection with the relevant distribution payment date or Investment Period.

18. HOW MANY COMMON SHARES WILL BE PURCHASED FOR A PARTICIPANT?

  The number of Common Shares to be purchased for a participant's account as of any distribution payment date or Investment Date will be equal to the total dollar amount to be invested for the participant, less any applicable fees, divided by the applicable purchase price computed to the fourth decimal place. For a participant who has elected to reinvest distributions received on Common Shares registered in his or her name, the total dollar amount to be invested as of any distribution payment date will be the sum (subject to the Distribution Limit) of all or the specified portion of the cash distributions received on Common Shares registered in the participant's own name and all cash distributions received on Common Shares previously purchased by the participant under the Plan (other than Common Shares purchased pursuant to Requests for Waiver, unless the participant has elected to reinvest distributions received on those Common Shares).

  The amount to be invested for a participant with reinvested cash distributions will also be reduced by any amount PTR is required to deduct for Federal tax withholding purposes.

PLAN ADMINISTRATION

19. WHO ADMINISTERS THE PLAN?

  The Chase Manhattan Bank, as Agent for the participants, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating the Plan. All costs of administering the Plan are paid by PTR, except as provided in this Prospectus.

  The following address may be used to obtain information about the Plan:
ChaseMellon Shareholder Services, P.O. Box 3338, South Hackensack, New Jersey 07606-1938 or call, toll free, 1-800-461-9257.

20. WHAT REPORTS ARE SENT TO PARTICIPANTS IN THE PLAN?

  After an investment is made for a participant's Plan account, whether by reinvestment of distributions or by optional cash payment, the participant will be sent a statement which will provide a record of the costs of the Common Shares purchased for that account, the purchase date and the number of Common Shares in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent information sent to every holder of Common Shares, including PTR's annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

  All reports and notices from the Agent to a participant will be addressed to the participant's last known address. Participants should notify the Agent promptly in writing of any change of address.

21. WHAT IS THE RESPONSIBILITY OF PTR AND THE AGENT UNDER THE PLAN?

  PTR and the Agent, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (i) with respect to the prices and times at which Common Shares are purchased or sold for a participant, (ii) with respect to any fluctuation in market value before or after any purchase or sale of Common Shares or (iii) arising out of any failure to terminate a participant's account upon that participant's death prior to receipt by the Agent of notice in writing of the death. Neither PTR nor the Agent can provide any assurance of a profit, or protect a participant from a loss, on Common Shares purchased under the Plan. These limitations of liability do not affect any liabilities arising under the Federal securities laws, including the Securities Act.

  The Agent may resign as administrator of the Plan at any time, in which case PTR will appoint a successor administrator. In addition, PTR may replace the Agent with a successor administrator at any time.

COMMON SHARE CERTIFICATES

22. ARE CERTIFICATES ISSUED TO PARTICIPANTS FOR COMMON SHARES PURCHASED UNDER THE PLAN?

  A certificate for any number of whole Common Shares purchased by a participant under the Plan or deposited with the Agent for safe-keeping will be issued to the participant upon written request by the participant to the Agent. These requests will be handled by the Agent, normally within two weeks, at no charge to the participant. Any remaining whole Common Shares and any fractional Common Shares will continue to be held in the participant's Plan account. Certificates for fractional Common Shares will not be issued under any circumstances.

23. WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF A PARTICIPANT REQUESTS A CERTIFICATE FOR WHOLE COMMON SHARES HELD IN THE ACCOUNT?

  If a participant requests a certificate for whole Common Shares held in his or her account, distributions on those Common Shares will continue to be reinvested under the Plan in the same manner as prior to the request so long as the Common Shares remain registered in the participant's name (subject to the Distribution Limit).

24. MAY COMMON SHARES HELD IN CERTIFICATE FORM BE DEPOSITED IN A PARTICIPANT'S PLAN ACCOUNT?

  Yes, whether or not the participant has previously authorized reinvestment of distributions, certificates registered in the participant's name may be surrendered to the Agent for deposit in the participant's Plan account. All distributions on any Common Shares evidenced by certificates deposited in accordance with the Plan will automatically be reinvested (subject to the Distribution Limit). The participant should contact the Agent for the proper procedure to deposit certificates.

WITHDRAWAL FROM THE PLAN

25. MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

  Yes, by providing written notice instructing the Agent to terminate the participant's Plan account.

26. WHAT HAPPENS WHEN A PARTICIPANT TERMINATES AN ACCOUNT?

  If a participant's notice of termination is received by the Agent at least five Trading Days prior to the record date for the next distribution payment, reinvestment of distributions will cease as of the date notice of termination is received by the Agent. If the notice of termination is received later than five Trading Days prior to the record date for a distribution payment, the termination may not become effective until after the reinvestment of any distributions on that distribution payment date. Optional cash payments can be refunded if the written notice of termination is received by the Agent at least one Trading Day prior to the beginning of the relevant Investment Period.

  As soon as practicable after notice of termination is received, the Agent will send to the participant (i) a certificate for all whole Common Shares held in the account and (ii) a check representing any uninvested optional cash payments remaining in the account and the value of any fractional Common Shares held in the account. After an account is terminated, all distributions for the terminated account will be paid to the participant unless the participant re-elects to participate in the Plan.

  When terminating an account, the participant may request that all Common Shares, both whole and fractional, held in the Plan account be sold, or that certain of the Common Shares be sold and a certificate be issued for the remaining Common Shares. The Agent will remit to the participant the proceeds of any sale of Common Shares, less any related trading fees, transfer tax or other fees incurred by the Agent allocable to the sale of those Common Shares.

27. WHEN MAY A FORMER PARTICIPANT RE-ELECT TO PARTICIPATE IN THE PLAN?

  Generally, any former participant may re-elect to participate at any time. However, the Agent reserves the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

SALE OF COMMON SHARES

28. MAY A PARTICIPANT REQUEST THAT COMMON SHARES HELD IN A PLAN ACCOUNT BE
SOLD?

  Yes, a participant may request that all or any number of Common Shares held in a Plan account be sold, either when an account is being terminated, as described in Question 26, or without terminating the account. However, fractional Common Shares will not be sold unless all Common Shares held in the account are sold.

  Within seven days after receipt of a participant's written request to sell Common Shares held in a Plan account, the Agent will place a sell order through a broker or dealer designated by the Agent. The participant will receive the proceeds of the sale, less any trading fees, transfer tax or other fees incurred by the Agent allocable to the sale of those Common Shares. No participant will have the authority or power to direct the date or price at which Common Shares may be sold. Proceeds of the sale will be forwarded by the Agent to the participant within 30 days after receipt of the participant's request to sell.

29. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL COMMON SHARES REGISTERED IN THE PARTICIPANT'S NAME?

  Once a Shareholder becomes a participant in the Plan, the Shareholder may remain a participant even if the participant thereafter disposes of all Common Shares registered in the participant's name. If a participant disposes of all Common Shares registered in the participant's name, the participant may continue to make optional cash payments, and the Agent will continue to reinvest the distributions on the Common Shares purchased under the Plan (other than Common Shares purchased pursuant to Requests for Waiver, unless the participant has elected to reinvest distributions received on those Common Shares), unless the participant notifies the Agent that he or she wishes to terminate the account.

OTHER INFORMATION

30. MAY COMMON SHARES HELD IN THE PLAN BE PLEDGED OR TRANSFERRED?

  Common Shares held in the Plan may not be pledged, sold or otherwise transferred, and any such purported pledge or sale will be void. A participant who wishes to pledge, sell or transfer Common Shares must request that a certificate for those Common Shares first be issued in the participant's name.

31. WHAT HAPPENS IF PTR AUTHORIZES A SHARE DISTRIBUTION OR SPLITS ITS SHARES?

  If there is a distribution payable in Common Shares or a Common Share split, the Agent will receive and credit to the participant's Plan account the applicable number of whole and/or fractional Common Shares based on the number of Common Shares held in the participant's Plan account.

32. WHAT HAPPENS IF PTR HAS A RIGHTS OFFERING?

  If PTR has a rights offering in which separately tradeable and exercisable rights are issued to registered holders of Common Shares, the rights attributable to whole Common Shares held in a participant's Plan account will be transferred to the Plan participant as promptly as practicable after the rights are issued.

33. HOW ARE THE PARTICIPANT'S COMMON SHARES VOTED AT SHAREHOLDER MEETINGS?

  Common Shares held for a participant in the Plan will be voted at shareholder meetings as that participant directs. Participants will receive proxy materials from PTR. Common Shares held in a participant's Plan account may also be voted in person at the meeting.

34. MAY THE PLAN BE SUSPENDED OR TERMINATED?

  While PTR expects to continue the Plan indefinitely, PTR may suspend or terminate the Plan at any time. PTR also reserves the right to modify, suspend, terminate or refuse participation in the Plan to any person at any time, as described in Question 13. PTR may modify, suspend, terminate or refuse participation in the Plan to any person at any time, if participation, or any increase in the number of Common Shares held by that person, would, in the opinion of the Board of Trustees of PTR, jeopardize the status of PTR as a REIT.

35. MAY THE PLAN BE AMENDED?

  The Plan may be amended or supplemented by PTR at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless prior to the effective date thereof, the Agent receives written notice of the termination of a participant's Plan account. Any amendment may include an appointment by the Agent or by PTR of a successor bank or agent, in which event PTR is authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on Common Shares held by the participant for application by that successor bank or agent as provided in the Plan.

36. WHAT HAPPENS IF THE PLAN IS TERMINATED?

  If the Plan is terminated, each participant will receive (i) a certificate for all whole Common Shares held in the participant's Plan account and (ii) a check representing the value of any fractional Common Shares held in the participant's Plan account and any uninvested distributions or optional cash payments held in the account.

37. WHO INTERPRETS AND REGULATES THE PLAN?

  PTR is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by PTR or the Agent in the good faith exercise of its judgment will be binding on participants.

38. WHAT LAW GOVERNS THE PLAN?

  The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

39. HOW DOES THE OWNERSHIP LIMIT SET FORTH IN PTR'S RESTATED DECLARATION OF TRUST AFFECT PURCHASES OF COMMON SHARES UNDER THE PLAN?

  Subject to certain exceptions specified in PTR's Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), no shareholder may own, or be deemed to own, more than 9.8% (the "Ownership Limit") of the number or value of PTR's outstanding Common Shares and preferred shares of beneficial interest. To the extent any reinvestment of distributions elected by a Shareholder or investment of an optional cash payment would cause any Shareholder, or any other person, to exceed the Ownership Limit or otherwise violate PTR's Declaration of Trust, the reinvestment or investment, as the case may be, will be void ab initio, and the Shareholder will be entitled to receive cash distributions or a refund of his or her optional cash payment (each without interest) in lieu of the reinvestment or investment.

            FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

  Participants are encouraged to consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all Federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions and purchase of Common Shares under the Plan, the participant's tax basis and holding period for Common Shares acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Shares. The following is a brief summary of the material Federal income tax considerations applicable to the Plan, is for general information only, and is not tax advice.

TAX CONSEQUENCES OF DISTRIBUTION REINVESTMENT

  In the case of Common Shares purchased by the Agent from PTR, a participant will be treated for Federal income tax purposes as having received a distribution equal to the fair market value, as of the Investment Date, of the Common Shares purchased with reinvested distributions. The 0% to 5% discount will be treated as being part of the distribution received. With respect to Common Shares purchased by the Agent in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in somewhat similar situations that the amount of distribution received by a participant would include the fair market value of the Common Shares purchased with reinvested distributions and a pro rata share of any brokerage commission or other related charges paid by PTR in connection with the Agent's purchase of the Common Shares on behalf of the participant. As in the case of nonreinvested cash distributions, the distributions described above will constitute taxable "distribution" income to participants to the extent of PTR's current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of a participant's Common Shares or results in gain to the extent that excess distribution exceeds the participant's tax basis in his or her Common Shares. In addition, if PTR designates part or all of its distributions as capital gain distributions, those designated amounts would be treated by a participant as long-term capital gains.

  A participant's tax basis in his or her Common Shares acquired under the Plan will generally equal the total amount of distributions a participant is treated as receiving (as described above). A participant's holding period in his or her Common Shares generally begins on the day following the date on which the Common Shares are credited to the participant's Plan account.

TAX CONSEQUENCES OF OPTIONAL CASH PAYMENTS

  The Internal Revenue Service has indicated in somewhat similar situations that a participant who makes an optional cash purchase of Common Shares under the Plan will be treated as having received a distribution equal to the excess (if any) of the fair market value on the Investment Date of the Common Shares over the amount of the optional cash payment made by the participant. Also, if the Common Shares are acquired by the Agent in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid by PTR on behalf of the participant. The Plan currently does not provide that PTR will pay such amounts for purchase of Common Shares with optional cash payments, but PTR will pay such amounts in connection with the reinvestment of distributions. Any distributions which the Participant is treated as receiving, including the 0% to 5% discount would be taxable income or gain or reduce basis in Common Shares (or some combination thereof) under the rules described above.

  In Private Letter Ruling 9750033, the Internal Revenue Service held that a shareholder who participated in both the dividend reinvestment and stock purchase aspects of a dividend reinvestment and cash option purchase plan offered by a REIT under which stock could be acquired at a discount, would be treated in the case of a cash option purchase as having received at the time of the purchase a distribution from the REIT of the discount amount which was taxable to the shareholder in the manner described above, but a shareholder who participated solely in the cash purchase part of the plan would not be treated as having received a distribution of the discount amount and, therefore, would realize no income upon purchase attributable to the discount. Although not specifically discussed in the ruling, it seems likely that even if the only dividends reinvested in stock by a shareholder who participated in the cash purchase part of the plan were dividends on the stock which the shareholder had purchased under the plan, the Internal Revenue Service would have concluded that the shareholder should be treated as receiving a distribution equal to the discount on the purchased shares which was taxable in the manner described above. Private letter rulings are not considered precedent by the Internal Revenue Service and no assurance can be given that the Internal Revenue Service would take this position with respect to other transactions, including those under the Plan.

  A participant's tax basis in his or her Common Shares acquired through an optional cash purchase under the Plan will generally equal the total amount of distributions a participant is treated as receiving (as described above), plus the amount of the optional cash payment. A participant's holding period for Common Shares purchased under the Plan generally will begin on the day following the date on which Common Shares are credited to the participant's Plan account.

  In addition, all cash distributions paid with respect to all Common Shares credited to a participant's Plan account will be reinvested automatically. In that regard, see "Tax Consequences of Distribution Reinvestment" above.

BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES

  In general, any distribution reinvested under the Plan is not subject to federal income tax withholding. PTR or the Agent may be required, however, to deduct as "backup withholding" thirty-one percent (31%) of all distributions paid to any Shareholder, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, the Agent may be required to deduct backup withholding from all proceeds of sales of Common Shares held in a Plan account. A participant is subject to backup withholding if: (i) the participant has failed to properly furnish PTR and the Agent with his or her correct identification number ("TIN"); (ii) the Internal Revenue Service notifies PTR or the Agent that the TIN furnished by the participant is incorrect; (iii) the Internal Revenue Service notifies PTR or the Agent that backup withholding should be commenced because the participant failed to report properly distributions paid to him or her; or (iv) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, distributions to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the participant's income tax return.

  While the matter is not free from doubt, PTR intends to take the position that administrative expenses of the Plan paid by PTR are not constructive distributions to participants.

TAX CONSEQUENCES OF DISPOSITIONS

  A participant may recognize a gain or loss upon receipt of a cash payment for a fractional Common Share credited to a Plan account or when the Common Shares held in an account are sold at the request of the participant. A gain or loss may also be recognized upon a participant's disposition of Common Shares received from the Plan. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional Common Shares and the tax basis of those Common Shares. Generally, gain or loss recognized on the disposition of Common Shares acquired under the Plan will be treated for Federal income tax purposes as a capital gain or loss.

                  FEDERAL INCOME TAX CONSIDERATIONS RELATING
                         TO PTR'S TREATMENT AS A REIT

  PTR intends to operate in a manner which permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Service Code of 1986, as amended (the "Code"). No assurance can be given however, that these requirements will be met. The following is a description of the federal income tax consequences to PTR and its shareholders of the treatment of PTR as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the Federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based on certain representations of PTR with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to PTR, PTR has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for that qualification.

  This opinion is conditioned on certain representations made by PTR as to certain factual matters relating to PTR's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. PTR's qualification and taxation as a REIT will depend on PTR's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that PTR will satisfy these tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provision of the Code are met, entities such as PTR, which invest primarily in real estate and which otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" which is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) which generally results from the use of corporations.

  If PTR fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, PTR could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  The Board believes that PTR has been organized and operated and currently intends that PTR will continue to operate in a manner which permits it to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on PTR continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on PTR's operating results.

  The following summary is based on the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation which may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

TAXATION OF PTR

 General

  In any year in which PTR qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. PTR may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed.

  Notwithstanding its qualification as a REIT, PTR may also be subject to taxation in certain other circumstances. If PTR should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which PTR fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect PTR's profitability. PTR will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if PTR has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on that income from foreclosure property at the highest corporate rate. In addition, if PTR should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for that year, (ii) 95% of its REIT capital gain net income for that year and (iii) any undistributed taxable income from prior years, PTR would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. Beginning with its 1998 taxable year, PTR is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) the amount of those gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if PTR made this designation, the shareholders of PTR would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by PTR and PTR would have to pay the tax on those gains within 30 days of the close of its taxable year. Each shareholder of PTR would be deemed to have paid that shareholder's share of the tax paid by PTR on those gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his PTR stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by PTR. PTR may also be subject to the corporate "alternative minimum tax", as well as tax in certain situations and on certain transactions not presently contemplated. PTR will use the calendar year both for federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, PTR must meet, among others, the following requirements:

 Share Ownership Test

  PTR's shares of stock must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of PTR may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in that trust rather than by that trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. If PTR complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then PTR will be treated as meeting that requirement.

  In order to ensure compliance with the 50% test, PTR has placed certain restrictions on the transfer of shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under United States Treasury Department ("Treasury") regulations, PTR must maintain records which disclose the actual ownership of its outstanding shares of stock. In fulfilling its obligations to maintain records, PTR must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of those shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with this demand must be maintained as a part of PTR's records. A shareholder failing or refusing to comply with PTR's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of PTR's stock and certain other information. In addition, PTR's Declaration of Trust provides restrictions regarding the transfer of shares of its stock which are intended to assist PTR in continuing to satisfy the share ownership requirements. See "Description of the Plan, Question 39". PTR intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a REIT will not be compromised.

 Asset Tests

  At the close of each quarter of PTR's taxable year, PTR must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of PTR's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of PTR's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of PTR's total assets or (ii) 10% of the outstanding voting securities of any one issuer.

 Gross Income Tests

  There are two separate percentage tests relating to the sources of PTR's gross income which must be satisfied for each taxable year. The two tests are as follows:

  1. The 75% Test. At least 75% of PTR's gross income for the taxable year must be "qualifying income". Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of PTR's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of those shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by that property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

  Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if PTR, or an owner of 10% or more of PTR, directly or constructively owns 10% or more of that resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% or 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, PTR generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" from whom PTR derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by PTR are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". PTR is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by PTR during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by PTR directly or indirectly from the property. The amount received for any service (or management operation) for this purpose will be deemed to be not less than 150% of the direct cost of PTR in furnishing or rendering the service (or providing the management or operation).

  2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of PTR's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities which are not dealer property. Dividends (other than on REIT shares) and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

  For purposes of determining whether PTR complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless that property is held by PTR for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of PTR--General".

  Even if PTR fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) PTR's failure to comply was due to reasonable cause and not to willful neglect; (ii) PTR reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, PTR will nonetheless be subject to a special tax on the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

 Annual Distribution Requirements

  In order to qualify as a REIT, PTR is required to make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (a) 95% of PTR's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income, including certain original issue discount income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before PTR timely files its tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that PTR does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. PTR may, with respect to undistributed net long-term capital gains it receives during the taxable year, designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) the amount of those gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if PTR makes this designation, the shareholders of PTR would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by PTR and PTR would have to pay the tax on those gains within 30 days of the close of its taxable year. Each shareholder of PTR would be deemed to have paid that shareholder's share of the tax paid by PTR on those gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his PTR stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by PTR.

  PTR intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that PTR may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and the actual payment of expenses on the one hand, and the inclusion of that income and deduction of those expenses in computing PTR's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, PTR will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that any funds would be available at that time.

  If PTR fails to meet the 95% distribution requirement as a result of an adjustment to PTR's tax return by the Internal Revenue Service (the "IRS"), PTR may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

 Failure to Qualify

  If PTR fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, PTR will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which PTR fails to qualify as a REIT will not be deductible by PTR, nor generally will they be required to be made under the Code. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, PTR also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF PTR'S SHAREHOLDERS

 Taxation of Taxable Domestic Shareholders

  As long as PTR qualifies as a REIT, distributions made to PTR's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions (and undistributed amounts) which are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed PTR's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that PTR makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of the distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the shares are held as a capital asset). In addition, any dividend declared by PTR in October, November and December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by PTR and received by the shareholder on December 31 of that year, provided that the dividend is actually paid by PTR during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of PTR. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to PTR shareholders.

  In general, any loss on a sale or exchange of shares by a shareholder who has held those shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (including any designated undistributed amounts) from PTR required to be treated by that shareholder as long-term capital gains.

  The 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so called "unrecaptured Section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured Section 1250 gain" generally includes the long-term capital gain realized on the sale of a real property asset described in
Section 1250 of the Code which the taxpayer has held for more than 18 months, but not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on that asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to that date as sold for fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held for more than 5 years is reduced to 8%.

  The Internal Revenue Service in Notice 97-59,1997-45 I.R.B. 1, recently indicated that in their view, consistent with pending legislation (see H.R. 2645, 105th Cong. Section 5(d)(1997)), the new capital gain provisions of the Taxpayer Relief Act generally may be applied by separating long term capital gains and losses into a (i) 28% tax rate group for gains and losses on assets held for more than 12 months but not more than 18 months and certain other assets, (ii) 25% tax rate group for gain which is "unrecaptured Section 1250 gain", i.e., long term capital gain, not otherwise recaptured as ordinary income, attributable to depreciation of real property which has been held for more than 18 months and (iii) 20% tax rate group for gains and losses on most assets held for more than 18 months. In general, capital gain in the 28% tax rate group (10% for taxpayers subject to a maximum 15% rate) is reduced by (a) capital losses in that group, (b) net short term capital losses (i.e. the excess of capital losses over capital gains from assets held for 12 months or less at the time of their disposition) and (c) long term loss carryovers. If such losses exceed the gains in that group the excess first reduces unrecaptured Section 1250 gain (if any) and any remaining excess next reduces net gain in the 20% group (if any). A net loss for the 20% group is used first to reduce net gain from the 28% group, then to reduce gain from the 25% group.

  In addition, the Service in Notice 97-64, 1997-47 I.R.B. 1, describes temporary regulations to be issued concerning the applicability of the new capital gain rules for REIT capital gain distributions and provides guidance for REITs and their shareholders which must be used until further guidance is issued. Notice 97-64 generally provides that if a REIT designates a dividend as a capital gain dividend the REIT may also designate the capital gain dividend in whole or in part as a 20% rate gain distribution includable by a non-corporate shareholder as long-term capital gain in the shareholders 20% group, an unrecaptured section 1250 gain distribution includable by the shareholder in the shareholder's 25% rate group or a 28% rate gain distribution includable by the shareholder in the shareholder's 28% group, depending, in general, on the respective portions of net capital gain of the REIT which are includable by the REIT in each group, determined as though the REIT was an individual whose income is subject to a marginal tax rate of at least 28%. If a REIT does not make additional designations of a capital gain dividend by tax rate group, the capital gain dividend constitutes a 28% rate gain distribution includable by a non-corporate shareholders in the shareholder's 28% rate group.

  Shareholders of PTR should consult their tax advisor with regard to (i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and (ii) to state, local and foreign taxes on capital gains.

 Backup Withholding

  PTR will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless that shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder which does not provide PTR with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, PTR may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to PTR.

 Taxation of Tax-Exempt Shareholders

  The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT", based on the ruling, the analysis therein and the statutory framework of the Code, distributions by PTR to a shareholder which is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that PTR, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

  However, if any pension or other retirement trust which qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by that REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) the REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of that REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in that REIT.

 Taxation of Foreign Shareholders

  PTR will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its shares is held by foreign persons (i.e., nonresident aliens and foreign corporations, partnerships, trust and estates). It is currently anticipated that PTR will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless that gain is effectively connected with that person's U.S. business or, in the case of an individual foreign person, that person is present within the U.S. for ore than 182 days in that taxable year.

  Distributions of cash generated by PTR's real estate operations (but not by its sale or exchange of communities) which are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless (i) an applicable tax treaty reduces that tax and the foreign shareholder files with PTR the required form evidencing the lower rate or (ii) the foreign shareholder files an IRS Form 4224 with PTR claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1998.

  Distributions of proceeds attributable to the sale or exchange by PTR of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. PTR is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person which could be designated by PTR as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

  The federal income taxation of foreign persons is a highly complex matter which may be affected by many other considerations. Accordingly, foreign investors in PTR should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in PTR.

OTHER TAX CONSIDERATIONS

 PTR Development Services

  PTR Development Services will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. PTR Development Services will attempt to minimize the amount of those taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful. To the extent that PTR Development Services is required to pay Federal, state or local taxes, the cash available for distribution by PTR Development Services to its shareholders will be reduced accordingly.

 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present federal income tax treatment of an investment in PTR may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in PTR.

 State and Local Taxes

  PTR and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of PTR and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares of PTR.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                                USE OF PROCEEDS

  PTR will receive the net proceeds from the sale of Common Shares purchased by the Agent directly from PTR. The net proceeds from the sale of those Common Shares will be used for the development and acquisition of additional multifamily communities, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at the time and for working capital purposes. PTR will not receive any proceeds from purchases of Common Shares by the Agent in the open market or in negotiated transactions with third parties.

                             AVAILABLE INFORMATION

  PTR is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Those reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of that material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, that material can also be obtained from the Commission's Web site at http://www.sec.gov. PTR's outstanding Common Shares are listed on the NYSE under the symbol "PTR", and all reports, proxy and information statements and other information filed by PTR with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  PTR has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by that reference.

                          INCORPORATION BY REFERENCE

  The following documents filed by PTR with the Commission (File No. 1-10272) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    (i) PTR's Annual Report on Form 10-K, for the fiscal year ended December 31, 1996;

    (ii) PTR's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (iii) PTR's Current Reports on Form 8-K filed January 27, February 20, March 26, June 3, July 21, September 9, 1997 and September 15, 1997;

    (iv) The description of the Common Shares included in PTR's Registration Statement on Form 8-A, as amended; and

    (v) The description of PTR's preferred share purchase rights contained in PTR's Registration Statement on Form 8-A, as amended.

  All documents subsequently filed by PTR pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  PTR will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information which has been incorporated by reference herein (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Requests should be directed to Security Capital Pacific Trust, 7670 South Chester Street, Englewood, Colorado 80112, Attention: Secretary, telephone number: (303) 708-5959.

                                    EXPERTS

  The financial statements of PTR as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31 1996, and the related schedule incorporated by reference herein, and the combined statements of revenues and certain expenses for certain multifamily communities for the years ended December 31, 1996 and 1995, incorporated by reference herein, have been incorporated by reference herein and in the Registration Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and on the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial statements for the periods ended March 31, 1997 and 1996, June 30, 1997 and 1996 and September 30, 1997 and 1996, of PTR incorporated by reference herein, the independent public accountants have reported that they applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports included in PTR's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, incorporated by reference herein, state that they did not audit, and they do not express an opinion, on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because such reports are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  The validity of the Common Shares offered pursuant to this Prospectus will be passed on for PTR by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing PTR and certain of its affiliates.

                       SOURCES OF INFORMATION ON THE PLAN

  Authorization Forms, Optional Cash Payment Forms, changes in name or address, notices of termination, requests for refunds of payments to purchase Common Shares, Common Share certificates or the sale of Common Shares held in the Plan should be directed to (and may be obtained from), and inquiries regarding the Distribution Reinvestment Discount and the Optional Cash Payment Discount or any other questions about the Plan should be directed to:

                    ChaseMellon Shareholder Services, L.L.C.
                                 P.O. Box 3338
                    South Hackensack, New Jersey 07606-1938
                             Phone: 1-800-461-9257

  Requests for Waivers should be directed to (and may be obtained from), and inquiries regarding the Distribution Limit, the Threshold Price and the Waiver Discount should be directed to:

                         Security Capital Pacific Trust
                           7670 South Chester Street
                           Englewood, Colorado 80112
                             Phone: (303) 708-5959
                              Fax: (303) 708-5999
                 Attention: Share Purchase Plan Representative

                                   APPENDIX A

                         REINVESTMENT OF DISTRIBUTIONS

        DISTRIBUTION                                           DISTRIBUTION
         RECORD DATE                                           PAYMENT DATE
        ------------                                           ------------
           May 14, 1998                                           May 28, 1998
        August 13, 1998                                        August 27, 1998
      November 10, 1998                                      November 24, 1998
      February 11, 1999                                      February 25, 1999
           May 13, 1999                                           May 27, 1999
        August 12, 1999                                        August 26, 1999
      November 15, 1999                                      November 29, 1999

                             OPTIONAL CASH PAYMENTS

   THRESHOLD AND       OPTIONAL CASH    INVESTMENT PERIOD  INVESTMENT PERIOD
 DISCOUNT SET DATE    PAYMENT DUE DATE  COMMENCEMENT DATE   CONCLUSION DATE
 -----------------    ----------------  -----------------  -----------------
       May 12, 1998        May 14, 1998       May 15, 1998       May 29, 1998
      June 12, 1998       June 16, 1998      June 17, 1998      June 30, 1998
      July 15, 1998       July 17, 1998      July 20, 1998      July 31, 1998
    August 13, 1998     August 17, 1998    August 18, 1998    August 31, 1998
 September 14, 1998  September 16, 1998 September 17, 1998 September 30, 1998
   October 14, 1998    October 16, 1998   October 19, 1998   October 30, 1998
  November 11, 1998   November 13, 1998  November 16, 1998  November 30, 1998
  December 11, 1998   December 15, 1998  December 16, 1998  December 30, 1998

  January 12, 1999    January 14, 1999    January 15, 1999    January 29, 1999
  February 9, 1999   February 11, 1999   February 12, 1999   February 26, 1999
    March 15, 1999      March 17, 1999      March 18, 1999      March 31, 1999
    April 14, 1999      April 16, 1999      April 19, 1999      April 30, 1999
      May 12, 1999        May 14, 1999        May 17, 1999        May 28, 1999
     June 14, 1999       June 16, 1999       June 17, 1999       June 30, 1999
     July 14, 1999       July 16, 1999       July 19, 1999       July 30, 1999
   August 13, 1999     August 17, 1999     August 18, 1999     August 31, 1999
September 14, 1999  September 16, 1999  September 17, 1999  September 30, 1999
  October 13, 1999    October 15, 1999    October 18, 1999    October 29, 1999
 November 11, 1999   November 15, 1999   November 16, 1999   November 30, 1999
 December 13, 1999*  December 15, 1999*  December 16, 1999*  December 30, 1999

--------
* Assumes that the NYSE will not be open for business on either December 24, 1999 or December 27, 1999. If the NYSE is open for business on both of those dates, each of the dates marked with an asterisk will instead be the following Trading Day.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

      SEC registration fee............................................. $13,939
      Printing and duplicating expenses................................  10,000
      Legal fees and expenses..........................................  30,000
      Accounting fees and expenses.....................................   5,000
      Miscellaneous expenses...........................................   6,061
                                                                        -------
        Total.......................................................... $65,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  Article 4, Section 12 of the Registrant's Restated Declaration of Trust provides as follows with respect to indemnification of Trustees:

    "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

  Article 8, Section 1 of the Registrant's Restated Declaration of Trust provides as follows with respect to the limitation of liability for Trustees and officers and indemnification:

    "The Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

      (1) The Trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received);

      (2) The Trust's Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

      (3) the Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

      (4) such liability to the Trust is specifically imposed upon Trustees or officers by statute."

  Article 8, Section 6 of the Registrant's Restated Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

    "Notwithstanding any other provisions of this Restated Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees and officers of the Trust, whether or not the Trust would otherwise have the power under this restated Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or
  (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the shares or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

  The Registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  See the Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of Security Capital Pacific Trust, a Maryland real estate investment trust, and each of the undersigned Trustees and officers of Security Capital Pacific Trust, hereby constitutes and appoints R. Scot Sellers, Bryan J. Flanagan, Ash K. Atwood, Jeffrey A. Klopf and Ariel Amir, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement and any registration statement to register additional securities pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO ON JANUARY 20, 1998.

                                          Security Capital Pacific Trust

                                                  /s/ R. Scot Sellers
                                          By: _________________________________
                                                      R. Scot Sellers
                                                Chief Executive Officer and
                                                         President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


   /s/ C. Ronald Blankenship    -    Non-Executive Chairman and     January 20, 1998
____________________________________  Trustee
       C. Ronald Blankenship

      /s/ R. Scot Sellers    -       Chief Executive Officer and    January 20, 1998
____________________________________  President (Principal
          R. Scot Sellers             Executive Officer)

     /s/ Bryan J. Flanagan    -      Senior Vice President          January 20, 1998
____________________________________  (Principal Financial
         Bryan J. Flanagan            Officer)

       /s/ Ash K. Atwood             Vice President and Co-         January 20, 1998
____________________________________  Controller (Principal
           Ash K. Atwood              Accounting Officer)

     /s/ James A. Cardwell    -      Trustee                        January 20, 1998
____________________________________
         James A. Cardwell

    /s/ John T. Kelley III    -      Trustee                        January 20, 1998
____________________________________
         John T. Kelley III

     /s/ Calvin K. Kessler    -      Trustee                        January 20, 1998
____________________________________
         Calvin K. Kessler

     /s/ William G. Myers    -       Trustee                        January 20, 1998
____________________________________
          William G. Myers

     /s/ James H. Polk III    -      Trustee                        January 20, 1998
____________________________________
         James H. Polk III

    /s/ John C. Schweitzer    -      Trustee                        January 20, 1998
____________________________________
         John C. Schweitzer

                                 EXHIBIT INDEX

 EXHIBIT                                       DESCRIPTION
 -------                                       -----------
  4.1      Restated Declaration of Trust of PTR dated June 18, 1991 (incorporated by reference to Exhibit 4 to PTR Form 10-Q for the quarter ended June 30, 1991).
  4.2      First Certificate of Amendment of Restated Declaration of Trust of PTR
           (incorporated by reference to Exhibit 4 to PTR's Form 10-Q for the quarter ended
           June 30, 1992).
  4.3      Second Certificate of Amendment of Restated Declaration of Trust of PTR
           (incorporated by reference to Exhibit 3.1 to PTR's Form 8-K dated November 22,
           1993).
  4.4      Third Articles of Amendment of Restated Declaration of Trust of PTR (incorporated by reference to Exhibit 4.4 to PTR's Registration Statement No. 33-86444).
  4.5      Fifth Articles of Amendment of Restated Declaration of Trust of PTR (incorporated by reference to Exhibit 4.5 to PTR's Form 10-K for the year ended December 31,
           1996).
  4.6      Articles Supplementary relating to PTR's Cumulative Convertible Series A Preferred
           Shares of Beneficial Interest (incorporated by reference to Exhibit 3.1 to PTR's
           Form 8-K dated November 22, 1993).
  4.7      Articles Supplementary relating to PTR's Series B Cumulative Redeemable Preferred
           Shares of Beneficial Interest (incorporated by reference to Exhibit 99.3 to PTR's
           Form 8-K dated May 18, 1995).
  4.8      First Articles of Amendment to Articles Supplementary relating to PTR's Series B
           Cumulative Redeemable Preferred Shares of Beneficial Interest (incorporated by reference to Exhibit 3.1 to PTR's Form 10-Q for the quarter ended September 30,
           1995).
  4.9      Sixth Articles of Amendment of Restated Declaration of Trust of PTR (incorporated by reference to Exhibit 4.9 of PTR's Registration Statement No. 333-42283).
  4.10     Bylaws of PTR (incorporated by reference to Exhibit 4.1 to PTR's Form 8-K dated
           November 22, 1993).
  4.11     Indenture dated as of February 1, 1994 between PTR and Morgan Guaranty Trust
           Company of New York, as Trustee (incorporated by reference to Exhibit 4.2 to PTR's
           Form 10-K for the year ended December 31, 1993).
  4.12     First Supplemental Indenture dated as of February 2, 1994 among PTR, Morgan
           Guaranty Trust Company of New York and State Street Bank and Trust Company, as
           successor Trustee (incorporated by reference to Exhibit 4.3 to PTR's Form 10-K for the year ended December 31, 1993).
  4.13     Rights Agreement dated as of July 21, 1994 between PTR and Chemical Bank, including form of Rights Certificate (incorporated by reference to Exhibit 4.2 to
           PTR's Form 8-K dated July 19, 1994).
  4.14     First Amendment dated as of February 8, 1995 to the Rights Agreement (incorporated by reference to Exhibit 4.13 to PTR's Form 10-K for the year ended December 31,
           1994).
  4.15     Form of share certificate for Shares of Beneficial Interest of PTR (incorporated by reference to Exhibit 4.7 to Registration Statement No. 33-43201).
  5        Opinion of Mayer, Brown & Platt as to the validity of the securities registered.
  8        Opinion of Mayer, Brown & Platt as to certain tax matters.
 15        Letter of KPMG Peat Marwick LLP regarding unaudited interim financial information.
 23.1      Consent of KPMG Peat Marwick LLP.
 23.2      Consent of Mayer, Brown & Platt (included in the opinions filed as Exhibits 5 and
           8 to this Registration Statement).
 24        Power of Attorney (included on page II-4 of this Registration Statement).

                                      E-1